Exhibit 99(d)

True-up of Transition Charges

The following is a link to the Interim True-up of Transition Charges for the Series 2004-1 Transition Bonds, filed on December 15, 2009 by Oncor Electric Delivery Company LLC, as Servicer of the Bonds.

http://www.txuelectricdelivery.com/electricity/transition/series2004.aspx